Exhibit 99.2

MNB CORPORATION
FOR IMMEDIATE RELEASE

Date:  April 1, 2020

Contacts:

Rocco A. Del Vecchio	V. Daniel Smoker
President and Chief Executive Officer	Treasurer and Chief Financial Officer
484-548-6080	484-548-6085

MNB CORPORATION ANNOUNCES CHANGE OF LOCATION
OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2020

EASTON, PA, April 1, 2020 – MNB Corporation (“MNB”), the parent bank holding company of Merchants Bank of Bangor (“Merchants Bank”) announced today that due to the emerging public health impact of the coronavirus (COVID-19) pandemic, the location of MNB’s special meeting of shareholders has been changed and will be held in a virtual meeting format only. As previously announced, the special meeting will be held on Tuesday, April 21, 2020 at 10:00 a.m., local time. The purpose of the special meeting is to consider and vote upon certain proposals relating to the previously announced Agreement and Plan of Reorganization, dated as of December 9, 2019, by and among MNB, Merchants Bank, Fidelity D & D Bancorp, Inc. (“Fidelity”), and The Fidelity Deposit and Discount Bank which provides, among other things, for the merger of MNB with and into Fidelity.

To be admitted to the special meeting at www.virtualshareholdermeeting.com/MNBC2020, shareholders must enter the control number found on their proxy card or voting instruction form previously received. Further information regarding this change to the location of the special meeting can be found in the updated notice of meeting filed by Fidelity with the Securities and Exchange Commission on April 1, 2020.

Caution Regarding Forward-Looking Statements

The information presented herein contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the proposed merger between Fidelity and MNB, (ii) Fidelity’s and MNB’s plans, obligations, expectations and intentions, and (iii) other statements presented herein that are not historical facts. Words such as “anticipates”, “believes”, “intends”, “should”, “expects”, “will” and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the respective managements of Fidelity and MNB as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction; the ability to complete the merger as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the merger; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources; and, the other factors detailed in Fidelity’s publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2019. Fidelity and MNB assume no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date hereof.

No Offer or Solicitation

The information presented herein does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Fidelity and MNB, Fidelity has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration Statement No. 333-236453) with respect to the offering of the Company’s common stock as the merger consideration under the Securities Act of 1933, as amended, which includes a proxy statement of MNB and Fidelity and a prospectus of Fidelity. The joint proxy statement/prospectus was mailed to the shareholders of MNB and Fidelity on or about March 12, 2020 seeking the required shareholder approvals. Before making any voting or investment decision, investors and security holders are urged to read the registration statement and joint proxy statement/prospectus and other relevant documents because they will contain important information about Fidelity, MNB, and the merger.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents by directing a request by telephone or mail to Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, PA 18512; 570-342-8281, or by directing a request by telephone or mail to MNB Corporation, 1250 Braden Boulevard, Suite 300, Easton, PA 18040; 610-588-0981.

Fidelity, MNB and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of MNB and Fidelity in connection with the merger. Information about the directors and executive officers of MNB and Fidelity and their ownership of MNB and Fidelity common stock may be obtained by reading the joint proxy statement/prospectus regarding the merger referred to above. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger referred to above.